Exhibit 10.10

PRICING LETTER
(SECOND AMENDED AND RESTATED MASTER REPURCHASE FACILITY)

March 21, 2006

GRAMERCY WAREHOUSE
FUNDING I LLC
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Mr. Hugh Hall

Re:                               Second Amended and Restated Master Repurchase Agreement, dated as of April 21, 2005 (as the same may be amended, restated, supplement or otherwise modified and in effect from time to time the “Repurchase Agreement”), by the among GRAMERCY WAREHOUSE FUNDING I LLC (“GWF-I”) and the additional sellers from time to time parties thereto (the “Additional Sellers”, together with GWF-I, collectively, the “Sellers”, each, a “Seller”), the buyers from time to time parties thereto (collectively, the “Buyers” each, a “Buyer”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as agent for the Buyers (in such capacity, the “Agent”), with Wachovia Capital Markets, LLC, as the Sole Lead Arranger.

Ladies and Gentlemen:

                Reference is made to the Repurchase Agreement defined above. Capitalized terms that are used but not otherwise defined herein shall have the meanings set forth in the Repurchase Agreement. This letter agreement is delivered to you pursuant to the Repurchase Agreement to set forth certain additional terms and conditions that have agreed to by the Sellers and the Buyers.

                With respect to each Transaction entered into between any Seller and the Agent on behalf of the Buyers pursuant to the Repurchase Agreement, all terms shall be set forth in the related Confirmation. To the extent not set forth in the related Confirmation, the terms of each transaction shall be as set forth herein. In the event of any conflict between the terms set forth in this letter agreement and the terms set forth in any Confirmation, the terms of such Confirmation shall control.

1.  Definitions. As used herein and in any other Repurchase Document, subject to the preceding paragraph, the following terms shall have the following meanings (all terms defined in this Section or in other provisions of this letter agreement in the singular shall have the same meanings when used in the plural and vice versa):

                “Pricing Rate”: With respect to a Mortgage Asset of a certain Class and the applicable Type of Underlying Mortgaged Property, at any date of determination a rate per annum equal to the sum of (a) the Eurodollar Rate applicable on such date plus (b) the applicable Pricing Spread.

                “Pricing Spread”: With respect to any Transaction, an amount equal to the applicable financing spread specified on Schedule 1 hereto in respect of the applicable Classes of Mortgage Assets and the Types of Underlying Mortgage Property set forth therein: provided, that (i) with respect to each such Transaction comprised of more than one (1) Type of Mortgage Asset, the Pricing Spread shall be based upon the Type of Underlying Mortgage Property on a componentized basis and the weighted average Pricing Spread of the related components as of  any date of determination, (ii) in the event that such Transaction is comprised of Mortgage Assets each with a corresponding Book Value, the Pricing Spread shall be based upon the Type of Underlying Mortgage Property as of any date of determination and (iii) with respect to each Purchased Asset which is not a Transitional Asset, the Pricing Spread will vary in accordance with the Purchase Rate selected by the Seller (e.g., a 1.0% reduction in the Purchase Rate will result in a 1bp (0.01%) reduction in the Pricing Spread , up to a maximum reduction of 30bp (0.30%). In the case of Mortgage Assets other than Whole Loans and Transitional Assets, if the initial dollar of Purchase Price exposure is reduced to a level that is 20% less than the initial dollar LTV listed on Schedule 1 for the related Class and Type of Underlying Mortgage Property (e.g., a Purchase Date LTV of 50% rather than 70% with a corresponding increase in the DSCR), then the Pricing Spread shall be reduced by 50bp (0.05%), and if the initial dollar of Purchase Price exposure is reduced to a level that is 10% less than the initial dollar LTV listed on Schedule 1 for the related Class and Type of Underlying Mortgage Property (e.g., a Purchase Date LTV of 60% rather than 70%, with a corresponding increase in the DSCR), then the Pricing Spread shall be reduced by 25bp (0.25%). All such reductions and any other adjustments to the Pricing Rate shall be determined by the Agent in its sole discretion and shall be conclusive and binding absent manifest error.

                “Purchase Rate”: With respect to any Transaction, an amount equal to the maximum advance rate specified on Schedule 1 hereto in respect of the applicable Classes of Mortgage Assets and the Types of Underlying Mortgage Property set forth therein; provided, that (i) in the event any DSCR criteria applicable to a Mortgage Asset is not satisfied and Buyer nevertheless elects to enter into, or continue, a Transaction in respect of such Mortgage Asset, the applicable Purchase Rate shall be reduced to the level at which all applicable DSCR criteria are satisfied and (ii) if, on any date after the one-year anniversary of the Effective Date, the total number of Mortgage Assets is fewer than five (5), then on such date (and again on each one-year anniversary of such date) the Purchase Rate applicable to each Mortgage Asset shall be reduced by 5.0% (e.g., from 65% to 60%); provided, further, that the Purchase Rate shall be zero with respect to any Mortgage Asset) which is an REO Property Loan or Distressed Debt, (ii) which was not acquired by the Seller in an independent third-party transaction as of the related Purchase Date and (iii) for which the Agent has not received an appraisal meeting the standards of FIRREA indicating that the last dollar of the related Purchase Price will not have an LTV greater than (x) 78% in the case of RMBS, CMBS and any Mortgage Asset secured by an Underlying Mortgage Property which is not a hotel or (y) 60%, in the case of any Mortgage Asset secured by an Underlying Mortgaged Property which is a hotel.

2.  Amendments. This letter agreement may not be amended nor any provision hereof waived or modified except by an instrument in writing signed by the Sellers and Buyer.

3.  Governing Law. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This letter agreement amends, restates and supercedes in it entirely that certain pricing letter agreement, dated April 21, 2005, entered into in respect of the Existing Agreement (as defined in the Repurchase Agreement).

This letter agreement may be executed in any number of counterparts, and by the Sellers, the Buyers and the Agent on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of this letter agreement by telecopier shall be effective as delivery of a manually counterpart thereof.

Please evidence your agreement to the terms of this letter agreement by signing a counterpart of this letter agreement and returning it to the undersigned.

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Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Agent and sole Buyer

By:
Name: Joseph F. Cannon
Title: Vice President

Agreed to and accepted:

GRAMERCY WAREHOUSE FUNDING I LLC,
a Maryland corporation

By:	GKK CAPITAL LP, a Delaware limited partnership, its sole member and manager

	By:	GRAMERCY CAPITAL CORP.; a Maryland corporation, its general partner

.		By:
Name: Hugh Hall
Title: Chief Operating Officer

GRAMERCY CAPITAL CORP., a Guarantor

By:
Name: Joseph F. Cannon
Title: Chief Operating Officer

GKK CAPITAL LP, a Guarantor

By:
Name: Joseph F. Cannon
Title: Chief Operating Officer